EXHIBIT 4

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 18th day of January, 2017, by and among Takeda Pharmaceutical Company Limited, Kiku Merger Co., Inc., TPA Holding I, Inc. and TPA Holding II, Inc.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: January 18, 2017

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ James Kehoe
Name:	James Kehoe
Title:	Chief Financial Officer

KIKU MERGER CO., INC.

By:	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President

TPA HOLDING I, INC.

By:	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President

TPA HOLDING II, INC.

By:	/s/ Christophe Bianchi
Name:	Christophe Bianchi
Title:	President